INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC. PREANNOUNCES
PRO FORMA FULL YEAR 2018 RESULTS

Fourth Quarter and Full Year 2018 Earnings Conference Call Scheduled for March 12, 2019

Indianapolis, IN - February 19, 2019 - Infrastructure and Energy Alternatives, Inc. (NASDAQ: IEA) (“IEA” or the “Company”), a leading infrastructure construction company with specialized energy and heavy civil expertise, today pre-announced estimated pro forma revenue and Adjusted pro forma EBITDA results for full year 2018. All 2018 figures noted in this press release represent pro forma numbers, taking into account the core IEA business as well as contributions from the full-year results from of the two acquisitions completed during the year, Consolidated Construction Services and William Charles Construction, assuming the consummation of these acquisitions as of January 1, 2018. The Company now expects pro forma revenue in the range of $1.25 billion to $1.26 billion and Adjusted EBITDA in the range of $80 million2 to $85 million2 for the fiscal year ended December 31, 2018. This compares to previously announced guidance of $1.27 billion to $1.36 billion in pro forma revenue and $110 million to $130 million in pro forma Adjusted EBITDA for the year. These estimates are unaudited and subject to change based on the completion of IEA’s financial close and year-end audit. The Company also announced today its guidance for full year 2019. IEA anticipates 2019 revenue in the range of $1.0 billion to $1.2 billion and Adjusted EBITDA in the range of $90 million to $110 million for the year. Please see the 2019 Reconciliation of Non-GAAP to GAAP measures in Exhibit A at the end of this release.

IEA is pre-announcing its 2018 results to reflect the effect of multiple severe weather events on the Company's wind business that began late in the third quarter and continued into the fourth quarter of last year. These weather conditions had a significant impact on the construction of six wind projects across South Texas, Iowa, and Michigan, resulting in additional labor, equipment and material costs as well as change orders. IEA is aggressively pursuing the collection of all amounts it is contractually owed due to weather-related delays, including collections on change orders resulting from force majeure provisions of certain customer contracts, which generally compensate for the actual costs of weather-related delays. At this time, the Company anticipates that approximately $30 million to $35 million of costs and projected gross margin will not be recovered.

JP Roehm, Chief Executive Officer of IEA commented, “We are disappointed that extremely adverse weather conditions delayed construction progress in six of our nine wind projects late last year and materially reduced the anticipated revenue and Adjusted EBITDA for 2018 from our legacy wind business. We believe the impact of the weather on our business was intensified by our concentrated exposure to the wind market and the limited number of projects we had during the year. Going forward, the acquisitions in late 2018 of Consolidated Construction Services and William Charles Construction, which are on track to achieve their anticipated revenue and future synergies, have made us a stronger and more diversified engineering services business. We now serve a broader variety of end markets and geographies with a significantly greater number of projects under construction at any one time, mitigating our concentration risk and helping us deliver more predictable results for 2019 and beyond. We look forward to discussing our 2018 results and our outlook for 2019 on our upcoming earnings call.”

Fourth Quarter and Full Year 2018 Results Conference Call Information

IEA plans to report fourth quarter and full year 2018 results as well as to further discuss the Company’s outlook for 2019 on Tuesday, March 12, 2019 at 11:00 a.m. EST. To join the conference call, please dial (877) 407-0784 (domestic) or (201) 689-8560 (international) and ask for Infrastructure and Energy Alternatives, Inc.’s Fourth Quarter and Full Year 2018 Conference Call. To listen via the Internet, please visit the investor section of the IEA’s website at www.iea.net at least 15 minutes prior to the start of the call to download and install any necessary audio software. The conference call webcast will also be archived on the investor website for thirty days or by dialing 844-512-2921 and providing the replay pin number: 13687085.

Reconciliation of Previous Fiscal Year 2018 Pro Forma Adjusted EBITDA Guidance to Current Fiscal Year 2018 Pro Forma Adjusted EBITDA Guidance

	Q4 2018 Combined Guidance
	Low	High
Previously announced Fiscal Year 2018 Pro Forma Adjusted EBITDA[1]	$110,000	$110,000

Weather related costs and related loss of gross margin	(35,000)	(30,000)

Fiscal Year 2018 Pro Forma Adjusted EBITDA, before anticipated future synergies	$75,000	$80,000

Additional operating lease conversions	5,000	5,000

Fiscal Year 2018 Pro Forma Adjusted EBITDA, after anticipated future synergies[2]	$80,000	$85,000
1 This reconciliation reconciles the low end of the range of Company's fiscal year 2018 guidance on Adjusted Pro Forma EBITDA previously announced in connection with the Company's 2018 third quarter earnings release to the Company's estimated pro forma Adjusted EBITDA for 2018.

About IEA

IEA is a leading infrastructure construction company with specialized energy and heavy civil expertise. Headquartered in Indianapolis, Indiana, with operations throughout the country, IEA’s service offering spans the entire construction process. The Company offers a full spectrum of delivery models including full engineering, procurement, and construction (EPC), turnkey, design-build, balance of plant (BOP), and subcontracting services. IEA is one of three Tier 1 wind energy contractors in the United States and has completed more than 200 wind and solar projects across North America. In the heavy civil space, IEA offers a number of specialty services including environmental remediation, industrial maintenance, specialty transportation infrastructure and other site development for public and private projects. For more information, please visit IEA’s website at www.iea.net or follow IEA on Facebook, LinkedIn and Twitter for the latest company news and events.

Contact

Financial Profiles, Inc.
Kimberly Esterkin
kesterkin@finprofiles.com
310-622-8235

Forward Looking Statements

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. The use of words such as “anticipate,” “expect,” “could,” “may,” “intend,” “plan” and “believe,” among others, generally identify forward-looking statements. These forward-looking statements are based on currently available operating, financial, economic and other information, and are subject to a number of risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. A variety of factors, many of which are beyond our control, could cause actual future results or events to differ materially from those projected in the forward-looking statements in this release. These factors include the Company’s ability to identify acquisition candidates, integrate acquired businesses and realize upon the expected benefits of the acquisition of CCS and William Charles; consumer demand; our ability to grow and manage growth profitably; the possibility that we may be adversely affected by economic, business, and/or competitive factors; market conditions, technological developments, regulatory changes or other governmental policy uncertainty that affects us or our customers; our ability to manage projects effectively and in accordance with management estimates, as well as the ability to accurately estimate the costs associated with our fixed price and other contracts, including any material changes in estimates for completion of projects; the effect on demand for our services and changes in the amount of capital expenditures by customers due to, among other things, economic conditions, commodity price fluctuations, the availability and cost of financing, and customer consolidation; the timing and extent of fluctuations in geographic, weather and operational factors affecting our customers, projects and the industries in which we operate; the ability of customers to terminate or reduce the amount of work, or in some cases, the prices paid for services, on short or no notice; customer disputes related to the performance of services; disputes with, or failures of, subcontractors to deliver agreed-upon supplies or services in a timely fashion; our ability to replace non-recurring projects with new projects; the impact of U.S. federal, local, state, foreign or tax legislation and other regulations affecting the renewable energy industry and related projects and expenditures; the effect of state and federal regulatory initiatives, including costs of compliance with existing and future safety and environmental requirements; fluctuations in maintenance, materials, labor and other costs; and our beliefs regarding the state of the renewable wind energy market generally. For a full description of the risks and uncertainties which could cause actual results to differ from our forward-looking statements, please refer to IEA’s periodic filings with the Securities and Exchange Commission including those described as “Risk Factors” in IEA’s Proxy Statement on Schedule 14A filed on February 9, 2018. IEA does not undertake any obligation to update forward-looking statements whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Non-U.S. GAAP Financial Measures

We define EBITDA as net income (loss), determined in accordance with GAAP, for the period presented, before depreciation and amortization, interest expense and provision (benefit) for income taxes. We define Adjusted EBITDA as net income (loss) plus depreciation and amortization, interest expense, provision (benefit) for income taxes, restructuring expenses, acquisition or disposition related expenses, non-cash stock compensation expense, and certain other non-cash charges, unusual, non-operating or non-recurring items and other items that we believe are not representative of our core business or future operating performance.

Adjusted EBITDA is a supplemental non-GAAP financial measure and, when considered along with other performance measures, is a useful measure as it reflects certain drivers of the business, such as revenue growth and operating costs. We believe Adjusted EBITDA can be useful in providing an understanding of the underlying operating results and trends and an enhanced overall understanding of our financial performance and prospects for the future. While Adjusted EBITDA is not a recognized measure under GAAP, management uses this financial measure to evaluate and forecast business performance. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not consider certain requirements, such as capital expenditures and related depreciation, principal and interest payments, and tax payments. Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Exhibit A

The following table outlines the reconciliation from 2019 projected net income (loss) to 2019 projected Adjusted EBITDA:

	For the projected year ended December 31, 2019
	Low	High
Net income	$6,000	$11,600
Interest expense, net	26,000	31,000
Provision for income taxes	2,200	4,300
Depreciation and amortization	49,000	55,100
EBITDA	$83,200	$102,000

Adjustments
Non-cash stock compensation expense (1)	4,000	4,400
Merger and Acquisitions costs (2)	2,800	3,600
Total Adjustments	$6,800	$8,000

Adjusted EBITDA	$90,000	$110,000

(1)	Non-cash stock compensation expenses.

(2)	Merger and acquisition costs include legal, consulting, travel and other costs associated with acquisition activity.